Exhibit 99.1

Capital Automotive REIT

Press Release

Capital Automotive Reports Fourth Quarter Results
2004 HIGHLIGHTS:

•	Achieved investment-grade ratings from Moody’s Investors Service and Standard & Poor’s Ratings Services

•	$407 million in gross investments

•	Raised over $1 billion in debt and equity capital

•	Replaced secured revolving credit facilities with unsecured facility and reduced borrowing spread by more than 200 basis points

•	Achieved 28th consecutive quarterly dividend increase and of the total distributions, 27% was a non-taxable return of capital

MCLEAN, Va., February 22, 2005 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the fourth quarter and year ended December 31, 2004.

Total revenues were $54.4 million for the quarter, a 27% increase from revenues of $43.0 million in the fourth quarter of 2003. Total revenues for the year ended December 31, 2004 were $201.9 million, a 24% increase from revenues of $163.3 million in the same period in 2003.

Included in the Company’s fourth quarter and year-end results as set forth below is a debt extinguishment charge related to the balance sheet restructuring that occurred during 2004, as more fully described in the Financing Highlights section below and as previously reported. The debt extinguishment charge for the quarter ended December 31, 2004 totaled $6.9 million, or $0.15 per share for both net income available to common shareholders and FFO available to common shareholders. The debt extinguishment charge for the year ended December 31, 2004 totaled $16.4 million, or $0.36 per share for both net income available to common shareholders and FFO available to common shareholders. A complete reconciliation of FFO and FFO per share to net income and net income per share, which are, respectively, the most directly comparable GAAP measures, is included in this release.

After giving effect to the debt extinguishment charge, net income available to common shareholders for the quarter decreased 3% to $13.1 million as compared to $13.5 million in the same quarter last year. Net income on a diluted share basis decreased 17% to $0.34 per share from $0.41 per share in the same quarter last year. Net income available to

8270 Greensboro Drive, Suite 950 McLean, Virginia 22102
MAIN (703) 288-3075 FAX (703) 288-3375 WEBSITE www.capitalautomotive.com common shareholders for the year ended December 31, 2004 increased 11% to $56.7 million as compared to $51.2 million for the same period last year. Net income on a diluted share basis decreased 5% to $1.54 per share from $1.62 per share for the same period last year. Excluding the debt extinguishment charge, net income on a diluted share basis increased 19%, to $0.48 per share, for the quarter ended December 31, 2004 from the same quarter last year and increased 17%, to $1.91 per share, for the year ended December 31, 2004 from the same period last year.

FFO available to common shareholders for the quarter decreased 4% to $24.0 million as compared to $25.0 million for the same quarter last year. FFO on a diluted per share basis decreased 15% to $0.51 per share from $0.61 per share for the same quarter last year. FFO available to common shareholders for the year ended December 31, 2004 increased 4% to $100.0 million as compared to $95.9 million for the same period last year. FFO on a diluted per share basis decreased 7% to $2.23 per share from $2.40 per share for the same period last year. Excluding the debt extinguishment charge, FFO on a diluted share basis increased 8%, to $0.66 per share, for the quarter ended December 31, 2004 from the same quarter last year and increased 8%, to $2.59 per share, for the year ended December 31, 2004 from the same period last year.

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4305 per common share for the fourth quarter, which was paid on February 18, 2005 to shareholders of record as of February 7, 2005. This is the 28th consecutive increase in the quarterly dividend and represents an annualized rate of $1.722 per share and a 5.1% yield based on Thursday’s closing common stock price. The Company’s dividend payout ratio (excluding the debt extinguishment charge) for the year ended December 31, 2004 was approximately 68% of FFO available to common shareholders. For 2004, approximately 27% of the dividends paid were a return of capital, which is not taxed as ordinary income to its shareholders.

The Company’s Board of Trustees also declared a dividend for the period commencing November 1, 2004 and ending on January 31, 2005 of $0.46875 per Series A Cumulative Redeemable Preferred Share and a dividend for the same period of $0.50 per Series B Cumulative Redeemable Preferred Share. The preferred dividends were paid on February 15, 2005 to shareholders of record as of February 1, 2005. The dividends represent annualized rates of $1.875 per Series A preferred share and a yield of 7.4% and $2.00 per Series B preferred share and a yield of 7.6%, in each case based on Thursday’s closing preferred stock prices.

Real Estate Investments

During the fourth quarter, the Company increased its net real estate investments by approximately $164 million (consisting of $172 million in real estate investments and $8 million in property dispositions). These investments were located in 14 states, including 19 auto retail properties, one mortgage note and several construction and improvement fundings. These transactions were completed with five existing and two new tenants, the majority of which are public or private Top 100 dealer groups. The fourth quarter real estate investments contain 16 automotive franchises and have a weighted average initial lease term of approximately 16.3 years, with multiple renewal options exercisable at the option of the tenants. The investments were funded with $1.2 million in operating partnership units, borrowings on the Company’s credit facility and cash on hand. For the year ended December 31, 2004, the Company completed $407 million of investments. Dispositions for the year amounted to $72 million resulting in net real estate investments of $335 million.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “Our outstanding fourth quarter acquisition volume is further evidence of the ability of Capital Automotive to service the needs of our market. Although I am proud to note that the majority of our business is repeat transactions with existing clients, we continue to develop new relationships with the nation’s leading automotive dealers. The achievement of an investment-grade rating is a milestone in our short history. We believe the additional flexibility provided by rated unsecured debt will also allow us to better serve the needs of our clients and enables us to continue our dominant position in the marketplace.”

Real Estate Dispositions

The Company sells properties from time to time, generally when a tenant has indicated that a particular location no longer meets their operational needs. During the fourth quarter, the Company sold three auto retail locations for approximately $8.8 million in sales proceeds to three dealer groups, resulting in a combined gain of approximately $1.4 million before minority interest. In exchange for early termination of the leases, the Company also received approximately $178,000 in lease termination fees, which were recorded during the fourth quarter.

The earnings generated from these real estate dispositions, including the combined gain recognized and the lease termination fees, have been reported as discontinued operations.

Portfolio Highlights

As of December 31, 2004, Capital Automotive’s portfolio was 100% occupied. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio. The Company’s rent coverage ratio, which is one of the primary metrics the Company uses to define the stability of its tenants’ cash flow, remains high. As of September 30, 2004, the weighted average operating cash flow of the Company’s tenants exceeded 3.5 times the amount of their rental payments. At the end of the fourth quarter, the Company held lease security deposits and letters of credit totaling approximately $14.9 million. As of December 31, 2004, the Company had accumulated depreciation of $143.9 million representing 6.5% of its real estate asset portfolio. The weighted average remaining lease term of the portfolio is 11.9 years as of December 31, 2004 and the earliest meaningful lease expirations do not occur until 2008.

Financing Highlights

In December 2004, the Company completed a significant restructuring of its balance sheet. As a result of this restructuring, the Company achieved investment-grade senior unsecured debt credit ratings from Moody’s Investors Service and Standard & Poor’s Ratings Services

and significantly improved the flexibility of its capital structure. As part of this strategy, during the fourth quarter, the Company completed the following transactions:

o	On December 27, 2004, the Company issued 4.6 million common shares in an underwritten public offering at an initial price to the public of $33.25 per share. Of the $147.1 million in net proceeds, $145.0 million was used to repay borrowings outstanding on the Company’s credit facility and the remainder was used to fund acquisitions and for general corporate purposes.

o	In December 2004, the Company repaid approximately $19.9 million of variable rate debt that was previously swapped to fixed rate debt, bearing interest at approximately 6.8%. The variable rate debt had a spread over LIBOR of 225 basis points with a remaining maturity of approximately 9.5 years. The debt was repaid with borrowings on the Company’s unsecured credit facility, which was subsequently repaid with the net proceeds from the common share offering discussed above. In addition, in December 2004, the Company terminated a swap arrangement on $73.7 million of variable rate debt outstanding that was previously swapped to fixed rate debt, bearing interest at 7.5%. The variable rate debt, which was repaid during January 2005 with borrowings on the Company’s unsecured credit facility, had a spread over LIBOR of 175 basis points, with a remaining maturity of approximately 8.6 years. As a result of the debt repayment and swap terminations, the Company incurred debt extinguishment charges during the fourth quarter of 2004 totaling approximately $6.9 million, or $0.15 per share to both net income available to common shareholders and FFO available to common shareholders as previously discussed.

During the first quarter of 2005, the Company terminated, without cost, its $100 million secured credit facility and its $100 million secured construction facility. The facilities had not been utilized since the Company closed on its unsecured credit facility in August 2004 and were expected to remain unused until their expirations during 2005.

As of December 31, 2004, the Company’s real estate investments before accumulated depreciation totaled more than $2.2 billion. Total long-term mortgage and unsecured debt was $1.02 billion and total draws outstanding under the Company’s credit facility were $30.0 million. The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 46% and debt to total market capitalization ratio was approximately 34% as of December 31, 2004. As of December 31, 2004, the Company’s mortgage and unsecured debt (excluding borrowings on its credit facilities) had a weighted average remaining term of 9.9 years. The Company’s earliest significant long-term debt maturity is not until 2009.

The Company uses a disciplined approach of matching the term and interest rate nature (fixed or variable rate) of its long-term debt to its leases. The Company uses this process, which it refers to as “match-funding,” to substantially lock in its investment spreads during the initial lease term. As of December 31, 2004, the ratio of the remaining weighted average term of the Company’s debt (including borrowings on its credit facilities) to the remaining weighted average initial term of its leases was 83% match-funded. As of

December 31, 2004, the Company’s total outstanding fixed rate debt equaled approximately 39% of its total real estate investments subject to fixed rate leases. The weighted average remaining term of its fixed rate leases was 11.9 years and the weighted average remaining term of its outstanding fixed rate debt was 10.6 years. As a result, the Company’s fixed rate leases and fixed rate debt were 89% match-funded. The Company’s total outstanding variable rate debt equaled approximately 83% of its total real estate investments subject to variable rate leases. The weighted average remaining term of its variable rate leases was 11.4 years and the weighted average remaining term of its outstanding variable rate debt was 8.1 years. As a result, variable rate leases and debt were 71% match-funded.

Earnings Guidance

The Company is reaffirming its 2005 FFO guidance range of $2.72 to $2.74 per diluted share and its net income guidance range of $1.94 to $1.96 per diluted share. The Company’s 2005 guidance assumes net real estate investments during 2005 totaling approximately $200 million and assumes LIBOR rises from 2.6% to 3.6% during 2005. Because of the nature of the Company’s variable rate lease program, if LIBOR falls below 2.6% or rises above 3.6% during the year, the Company’s results should either fall within or exceed the guidance range. In addition, the Company expects to pay its shareholders an annual dividend of $1.80 per share for 2005, an increase of 5.9% over 2004.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “We are extremely pleased with the achievement of investment-grade ratings by Moody’s and Standard & Poor’s. We have significantly lowered our cost of capital and increased our cashflow both of which improve our growth prospects. We remain comfortable with our recent upward revision to our 2005 earnings guidance and are confident in the ability to deliver solid results.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Website at http://www.capitalautomotive.com.

As of December 31, 2004, the Company had invested more than $2.2 billion in 342 properties, consisting of 500 automotive franchises in 31 states. Approximately 76% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 76% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of approximately 15.1 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that the Company’s tenants will not pay rent; risks related to the Company’s reliance on a small number of tenants for a significant portion of its revenue; risks of financing, such as increases in interest rates, the Company’s ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to the Company; risks that its growth will be limited if the Company cannot obtain additional capital or refinance its maturing debt; risks that planned and additional acquisitions may not be consummated; risks that competition for acquisitions could result in increased acquisition prices and costs as well as a reduction in capitalization rates; risks related to the automotive industry, such as the ability of the Company’s tenants to compete effectively in the automotive retail industry or operate profitably and the ability of its tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to the Company’s financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to the Company’s status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to its status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on March 12, 2004, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Statements of Operations:
Revenue:
Rental	$52,870	$42,524	$198,151	$162,104
Interest and other	1,511	437	3,782	1,216

Total revenue	54,381	42,961	201,933	163,320

Expenses:
Depreciation and amortization	9,664	7,789	36,219	29,526
General and administrative	3,333	2,819	12,403	9,991
Interest	17,218	16,113	66,640	62,635
Debt extinguishment charge	6,940	—	16,350	—

Total expenses	37,155	26,721	131,612	102,152

Income from continuing operations before minority interest	17,226	16,240	70,321	61,168
Minority interest	(2,434)	(3,117)	(10,624)	(12,827)

Income from continuing operations	14,792	13,123	59,697	48,341

Income from discontinued operations, net of minority interest	231	795	3,303	3,237
Gain on sale of real estate, net of minority interest	1,189	—	4,675	58

Total discontinued operations	1,420	795	7,978	3,295

Net income	16,212	13,918	67,675	51,636

Preferred share dividends	(3,152)	(411)	(10,931)	(411)

Net income available to common shareholders	$13,060	$13,507	$56,744	$51,225

Basic earnings per common share:
Income from continuing operations	$0.30	$0.39	$1.34	$1.55
Net income	$0.34	$0.41	$1.56	$1.66

Diluted earnings per common share:
Income from continuing operations	$0.30	$0.38	$1.33	$1.51
Net income	$0.34	$0.41	$1.54	$1.62

Weighted average number of common shares - basic	38,507	32,585	36,416	30,878

Weighted average number of common shares - diluted	38,839	33,256	36,858	31,717

Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:
Net income	$16,212	$13,918	$67,675	$51,636

Adjustments:
Add: Real estate depreciation and amortization	9,669	8,168	36,615	31,050
Add: Minority interest related to income from continuing operations and income from discontinued operations	2,483	3,312	11,359	13,696
Less: Gain on sale of real estate	(1,189)	—	(4,675)	(58)

FFO(A)	27,175	25,398	110,974	96,324

Less: Preferred share dividends	(3,152)	(411)	(10,931)	(411)

FFO available to common shareholders	24,023	24,987	100,043	95,913

Basic FFO per common share	$0.52	$0.62	$2.26	$2.45

Diluted FFO per common share	$0.51	$0.61	$2.23	$2.40

Weighted average number of common shares and units - basic	46,613	40,594	44,356	39,142

Weighted average number of common shares and units - diluted	46,946	41,265	44,798	39,981

Other financial information:
Straight-lined rental revenue, including discontinued operations	$1,058	$1,199	$4,203	$4,896

2005 Earnings Guidance and Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:

	Projected Year Ended
	December 31, 2005
	Low-End	High-End
Net income	$98,100	$98,850

Adjustments:
Add: Real estate depreciation and amortization	42,100	42,500
Add: Minority interest related to income from continuing operations and income from discontinued operations	16,200	16,400
Less: Gain on sale of real estate	—	—

FFO (A)	156,400	157,750

Less: Preferred share dividends	(12,606)	(12,606)

FFO available to common shareholders	$143,794	$145,144

Add back interest expense related to the Company’s contingently convertible securities	7,250	7,250

FFO available to common shareholders for fully diluted calculation	$151,044	$152,394

Weighted average number of common shares used to compute fully diluted earnings per common share	44,100	44,100

Weighted average number of common shares and units used to compute fully diluted FFO per common share	55,600	55,600

Net income per diluted common share (B)	$1.94	$1.96

FFO per diluted common share	$2.72	$2.74

(A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

(B) The impact of the if-converted method for the Company’s contingently convertible securities on net income per diluted share is anti-dilutive.

	December 31,	December 31,
	2004	2003
Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$2,197,323	$1,874,810
Real estate investments, at cost	2,240,701	1,905,327
Cash and cash equivalents	8,332	13,352
Other assets*	96,388	89,670
Total assets	2,158,157	1,861,585
Mortgage debt	634,365	1,066,084
Unsecured debt**	381,592	4,425
Borrowings under credit facilities	30,000	75,009
Total other liabilities***	33,396	34,341
Minority Interest	144,877	112,452
Total shareholders’ equity	933,927	569,274

* Other assets includes:
Straight-lined rents receivable	20,203	16,706
Deferred loan fees, net	22,725	18,113
Restricted cash	5,016	20,183
Mortgage notes and construction advances	43,378	30,517

** Net of fair value swap valuation totaling:	(3,408)	—

*** Other liabilities includes:
Security deposits	9,665	7,568
Derivative instrument liability	3,408	13,541

Total shares outstanding	43,406	33,033
Total shares and units outstanding	51,522	40,883

	December 31,	December 31,
Selected Portfolio Data (unaudited)	2004	2003
Properties	342	331
States	31	30
Land acres	2,584	2,323
Square footage of buildings (in millions)	14.9	13.6
Weighted average initial lease term (in years)	15.1	14.7
Franchises	500	445